Consent of KPMG LLP


The Board of Directors
Inland Real Estate Corporation:


We consent to incorporation by reference in the registration statement (No. 333-70699) on Form S-3 of Inland Real Estate Corporation of our report dated January 31, 2000 relating to the consolidated balance sheets of Inland Real Estate Corporation as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999 annual report of Form 10-K of inland Real Estate Corporation.



Chicago, Illinois
March 22, 2000